Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NexPoint Multifamily Capital Trust, Inc.:

We consent to the use of our report dated March 27, 2017, with respect to the balance sheet of CAF Stone Oak Village, LLC as of December 31, 2016, and the related statements of operations, changes in members’ equity, and cash flows for the period from August 18, 2016 (inception) to December 31, 2016, and to the references to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

July 21, 2017